Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

HML CAPITAL CORP.

____________________________________________

(Pursuant to Section 402 of the New York Business Corporation Law)

FIRST:	The name of the corporation is HML CAPITAL CORP.

SECOND:	The corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law (“BCL”), including, without limitation or obligation, engaging in business as a real estate investment trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), as now or hereafter in force, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the BCL subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

If the corporation elects to qualify for U.S. Federal income tax treatment as a REIT, the Board of Directors, in its sole and absolute discretion, shall take such actions as it determines are necessary or appropriate to preserve the status of the corporation as a REIT; provided, however, if the Board of Directors determines, in its sole and absolute discretion, that it is no longer in the best interests of the corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine, in its sole and absolute discretion that compliance with any restriction or limitation on stock ownership and transfers set forth in Article TWELFTH is no longer required.

THIRD:          The office of the corporation is to be located in the County of New York, State of New York.

FOURTH:      The aggregate number of shares which the corporation shall have authority to issue is 55,000,000 of which 50,000,000 shall be common shares, par value $.001 per share (the “Common Shares”) and 5,000,000 shall be preferred shares, par value $.001 per share (the “Preferred Shares”). The Preferred Shares may be issued, from time to time, in one or more series with such designations, preferences and relative participating optional or other special rights and qualifications, limitations or restrictions thereof including but not limited to preemptive rights (notwithstanding anything contained to the contrary in Article TENTH hereof), as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Shares or series thereof; and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participating optional or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to affix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and affix the terms of conversion of such Preferred Shares or any series thereof into Common Shares of the corporation and fix the voting power, if any, of Preferred Shares or any series thereof and to provide for preemptive rights (notwithstanding anything contained to the contrary in Article TENTH hereof).

FIFTH:           The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: Morse, Zelnick, Rose & Lander, LLP, 825 Third Avenue, 16th Floor, New York, New York 10022, Attn: Stephen A. Zelnick, Esq.

SIXTH:          The duration of the corporation is perpetual.

SEVENTH:    Any action required or permitted to be taken by the Board of Directors of the corporation or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of any committee thereof consent in writing to the adoption of a resolution authorizing the action. Any one or more members of the Board of Directors or of any committee thereof may participate in a meeting of said Board or of any such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

EIGHTH:       Whenever under the BCL shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

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NINTH:         No holder of any of the shares of any class of the capital stock of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the capital stock of the corporation that the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of capital stock of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors, in its sole and absolute discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the capital stock of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transaction specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the BCL.

TENTH:        (a)   Right to Indemnification.         Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigation (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the BCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall incur to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that if the BCL requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

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(b)          Right of Claimant to Bring Suit.         If a claim under paragraph (a) of this Section is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the BCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the BCL, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)          Non-Exclusivity of Rights.         The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

(d)          Insurance.         The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the BCL.

ELEVENTH: A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the BCL.

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TWELFTH:	RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES OF CAPITAL STOCK

Section 12.1.          Definitions.         For the purpose of this Article TWELFTH, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit.         The term “Aggregate Stock Ownership Limit” shall mean four (4.0%) percent in value or number, whichever is more restrictive, of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 12.2.8 of this Certificate of Incorporation. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the corporation directly or constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities of the corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Beneficial Ownership.         The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day.         The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is not a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.

Capital Stock.         The term “Capital Stock” shall mean all classes or series of stock of the corporation, including, without limitation, Common Shares and Preferred Shares.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 12.3.6 of this Certificate of Incorporation, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

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Common Stock Ownership Limit.         The term “Common Stock Ownership Limit” shall mean four (4.0%) percent (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 12.2.8 of this Certificate of Incorporation. The number and value of the outstanding Common Shares of the corporation shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Shares by any Person, Common Shares that may be acquired upon conversion, exchange or exercise of any securities of the corporation directly or constructively held by such Person, but not Common Shares issuable with respect to the conversion, exchange or exercise of securities of the corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership.         The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.         The term “Excepted Holder” shall mean John L. Villano, and Jeffrey C. Villano and any other shareholder of the corporation for whom an Excepted Holder Limit is created by this Article TWELFTH or by the Board of Directors pursuant to Section 12.2.7.

Excepted Holder Limit.         The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 12.2.7 of this Certificate of Incorporation and subject to adjustment pursuant to Sections 12.2.7 of this Certificate of Incorporation and 12.2.8 of this Certificate of Incorporation, the percentage limit established by the Board of Directors pursuant to Section 12.2.7 of this Certificate of Incorporation.

Initial Date.         The term “Initial Date” shall mean the date of the closing of the issuance of Common Shares pursuant to the S-11 Registration Statement to be filed with the U.S. Securities and Exchange Commission.

Market Price.         The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on Nasdaq or, if such Capital Stock is not listed or admitted to trading on Nasdaq, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

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Nasdaq.         The term “Nasdaq” shall mean any of the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market.

Person.         The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner.         The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article TWELFTH, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 12.2.1 of this Certificate of Incorporation, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date.         The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines, in its sole and absolute discretion, that it is no longer in the best interests of the corporation to attempt to, or continue to, qualify as a REIT or that compliance with any or all of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required.

Transfer.         The term “Transfer” shall mean any issuance, sale, transfer, redemption, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or possess Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

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Trust.         The term “Trust” shall mean any trust provided for in Section 12.3.1 of this Certificate of Incorporation.

Trustee.         The term “Trustee” shall mean a Person unaffiliated with the corporation and a Prohibited Owner that is appointed by the corporation to serve as trustee of the Trust.

Section 12.2.        Capital Stock.

Section 12.2.1.    Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 12.4 of this Certificate of Incorporation:

(a)          Basic Restrictions.

(i)	No

(1)	Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit;

(2)	Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit; and

(3)	Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)          No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)        Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iv)         No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

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(b)          Transfer in Trust.         If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 12.2.1(a)(i), (ii) or (iv) of this Certificate of Incorporation, then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 12.2.1(a)(i), (ii) or (iv) of this Certificate of Incorporation (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 12.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; provided, however, if the transfer to the Trust described in first clause of this first sentence of this Section 12.2.1(b) would not be effective for any reason to prevent the violation of Section 12.2.1(a)(i), (ii) or (iv) of this Certificate of Incorporation, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 12.2.1(a)(i), (ii) or (iv) of this Certificate of Incorporation shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock. To the extent that, upon a transfer of shares of Capital Stock to a Trust pursuant to this Section 12.2.1(b), a violation of any provision of this Article TWELFTH would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article TWELFTH.

Section 12.2.2.          Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 12.2.1 of this Certificate of Incorporation or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 12.2.1 of this Certificate of Incorporation (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the corporation to redeem shares, refusing to give effect to such Transfer on the books of the corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 12.2.1 of this Certificate of Incorporation shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 12.2.3.          Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 12.2.1(a) of this Certificate of Incorporation or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 12.2.1(b) of this Certificate of Incorporation shall immediately give written notice to the corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the corporation such other information as the corporation may request in order to determine the effect, if any, of such Transfer on the corporation’s status as a REIT.

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Section 12.2.4.          Owners Required to Provide Information. From the Initial Date until prior to the Restriction Termination Date:

(a)          every owner of four (4.0%) percent or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the corporation such additional information as the corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b)          each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the corporation may request, in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

Section 12.2.5.          Remedies Not Limited. Nothing contained in this Article TWELFTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the corporation in preserving the corporation’s status as a REIT.

Section 12.2.6.          Ambiguity. In the case of an ambiguity in the application of any of the provisions of Section 12.2, Section 12.3 or any definition contained in Section 12.1 of this Certificate of Incorporation, the Board of Directors may determine the application of the provisions of such Section 12.2 or Section 12.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 12.2 or Section 12.3 of this Certificate of Incorporation requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 12.1, 12.2 or 12.3 of this Certificate of Incorporation. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 12.2.2 of this Certificate of Incorporation) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 12.2.1 of this Certificate of Incorporation, such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock that, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

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Section 12.2.7.          Exceptions.

(a)          Subject to Section 12.2.1(a)(ii) of this Certificate of Incorporation, the Board of Directors, in its sole and absolute discretion, may, but is not required to, exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the corporation obtains such representations and undertakings from such Person as are reasonably necessary for the Board of Directors to determine that:

(i)          no Person’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 12.2.1(a)(ii) of this Certificate of Incorporation at the time the Board makes the determination; and

(ii)         such Person does not and will not own, actually or Constructively, an interest in a tenant of the corporation (or a tenant of any entity owned or controlled by the corporation ) that would cause the corporation to own, actually or Constructively, a 10% or more interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant shall not be treated as a tenant of the corporation if the corporation (or an entity owned or controlled by the corporation ) derives (and is expected to continue to derive) a sufficiently small amount of revenue from such tenant such that, in the determination of the Board of Directors, rent from such tenant would not, individually or in the aggregate with other revenues of the corporation, adversely affect the corporation ’s ability to qualify as a REIT).

Any violation or attempted violation of any such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 12.2.1 through 12.2.6 of this Certificate of Incorporation) will result in shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 12.2.1(b) and 12.3 of this Certificate of Incorporation.

(b)          Prior to granting any exception pursuant to Section 12.2.7(a) of this Certificate of Incorporation, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)          Subject to Section 12.2.1(a)(ii) of this Certificate of Incorporation, an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

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(d)          The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as the case may be.

Section 12.2.8.          Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits.  Subject to Section 12.2.1(a)(ii) and this Section 12.2.8 of this Certificate of Incorporation, the Board of Directors may, in its sole and absolute discretion, from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons. No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 12.2.7(a) of this Certificate of Incorporation or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock.

Section 12.2.9.          Legend. Each certificate for shares of Capital Stock, if certificated, or the notice in lieu of a certificate, if any, shall bear substantially the following legend:

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The shares [represented by this certificate] are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the corporation’s Certificate of Incorporation, (i) no Person may Beneficially Own or Constructively Own shares of the corporation’s Common Stock in excess of the Common Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the corporation being “closely held” under Section 856(h) of the Code or otherwise cause the corporation to fail to qualify as a REIT; (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the corporation being owned by fewer than 100 Persons; and (v) no Person may Beneficially Own or Constructively Own shares of Capital Stock that could result in the corporation failing to qualify as a “domestically controlled qualified investment entity” under Section 897(h)(4)(B) of the Code. Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the corporation. If any of the restrictions on transfer or ownership provided in (i), (ii), (iii) or (v) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restriction provided in (iv) above would be violated, or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings given to them in the Certificate of Incorporation of the corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the corporation at its principal office.

Instead of the foregoing legend, the certificate or notice may state that the corporation will furnish a full statement about certain restrictions on ownership and transferability to a shareholder on request and without charge.

Section 12.3.          Transfer of Capital Stock in Trust.

Section 12.3.1.          Ownership in Trust. Upon any purported Transfer or other event described in Section 12.2.1(b) of this Certificate of Incorporation that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 12.2.1(b) of this Certificate of Incorporation. The Trustee shall be appointed by the corporation and shall be a Person unaffiliated with the corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the corporation as provided in Section 12.3.6 of this Certificate of Incorporation.

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Section 12.3.2.          Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 12.3.3.          Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to New York law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article TWELFTH, until the corporation has received notification that shares of Capital Stock have been transferred into a Trust, the corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of shareholders.

Section 12.3.4.          Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 12.2.1(a) of this Certificate of Incorporation. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 12.3.4 of this Certificate of Incorporation. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 12.3.3 of this Certificate of Incorporation of this Article TWELFTH. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be retained by or immediately paid to the Charitable Beneficiary. If, prior to the discovery by the corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 12.3.4, such excess shall be paid to the Trustee upon demand.

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Section 12.3.5.          Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the corporation, or its designee, accepts such offer. The corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 12.3.3 of this Article TWELFTH. The corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 12.3.4. Upon such a sale to the corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 12.3.6.          Designation of Charitable Beneficiaries. By written notice to the Trustee, the corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 12.2.1(a) of this Certificate of Incorporation in the hands of such Charitable Beneficiary or Charitable Beneficiaries. Neither the failure of the corporation to make such designation nor the failure of the corporation to appoint the Trustee before the automatic transfer provided in Section 12.2.1(b) shall make such transfer ineffective, provided that the corporation thereafter makes such designation and appointment.

Section 12.4.          Nasdaq Transactions. Nothing in this Article TWELFTH shall preclude the settlement of any transaction entered into through the facilities of Nasdaq or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article TWELFTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article TWELFTH.

Section 12.5.          Enforcement. The corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article TWELFTH.

Section 12.6.          Non-Waiver. No delay or failure on the part of the corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

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IN WITNESS WHEREOF, I hereto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 25th day of January 2016.

/s/ John C. Hui
John C. Hui, Incorporator
Morse, Zelnick, Rose & Lander LLP
825 Third Ave, 16th Floor
New York, New York 10022

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CERTIFICATE OF INCORPORATION

OF

HML CAPITAL CORP.

(Pursuant to Section 402 of the New York Business Corporation Law)

Filer:

John C. Hui, Esq.

Morse, Zelnick, Rose & Lander LLP

825 Third Ave

New York, New York 10022